UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) ofthe Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 11, 2005

TUT SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-25291	94-2958543
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6000 SW Meadows Drive, Suite 200 Lake Oswego, Oregon	97035
(Address of principal executive offices)	(Zip Code)

(971) 217-0400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 11, 2005, Tut Systems, Inc., a Delaware corporation, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Copper Mountain Networks, Inc., a Delaware corporation (“Copper Mountain”), and Wolf Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Tut Systems (“Merger Sub”).  Pursuant to the Merger Agreement, Merger Sub will merge with and into Copper Mountain, with Copper Mountain being the surviving corporation and becoming a wholly owned subsidiary of Tut Systems in a stock-for-stock transaction valued at approximately $10 million (the “Copper Mountain transaction”).  Upon closing the Copper Mountain transaction, Tut Systems will issue approximately 2.5 million shares of its common stock to the stockholders of Copper Mountain.  In a separate, previously announced merger, Tut Systems has also agreed to acquire CoSine Communications, Inc. in a stock-for-stock transaction, and if that merger is approved by the stockholders of CoSine and Tut Systems, Tut Systems will issue approximately 6.0 million shares of its common stock to the stockholders of CoSine.  Approximately 25.2 million shares of Tut Systems common stock are currently outstanding.  Each transaction is expected to close in the second quarter of 2005.  The Copper Mountain transaction is expected to provide Tut Systems additional product and engineering resources with which to address the expanding IPTV market.  Tut Systems will retain certain Copper Mountain employees from development centers in Palo Alto and San Diego and will retain Copper Mountain’s San Diego facility.

The Copper Mountain transaction is conditioned upon the approval of the merger by a majority of the shares of Copper Mountain common stock, and other customary closing conditions.

The foregoing description of the Copper Mountain transaction does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Additional Information About the Proposed Transactions

In connection with the proposed acquisition transactions, Tut Systems, CoSine and Copper Mountain will be filing a joint proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”), including a proxy statement that will be distributed to the stockholders of Tut Systems, CoSine and Copper Mountain.  Investors and security holders of each company are urged to read the joint proxy statement/prospectus carefully when it becomes available and any other relevant documents filed with the SEC, because they will contain important information about the proposed transactions.  Investors will be able to obtain a copy of the joint proxy statement/prospectus (when available), as well as other filings of each company free of charge on the SEC’s Internet site (http://www.sec.gov). In addition, documents filed by Tut Systems with the SEC can be obtained, without charge, by directing a request to Tut Systems, Inc., Jeff Schline, 6000 SW Meadows Road, Lake Oswego, Oregon, 97035, (917) 217-0364; documents filed with the SEC by CoSine will be available free of charge by contacting CoSine Communications, Inc., Terry Gibson, 560 S. Winchester Blvd., Suite 500, San Jose, California 95128, (408) 236-7518; and documents filed by Copper Mountain Networks will be available free of charge by contacting Copper Mountain Networks, Inc., Attn. Greg Peck, Vice President, Finance, 10145 Pacific Heights Blvd., Suite 530, San Diego, California 92121, (858) 410-7303.  Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decision.

Information Concerning Participants

Directors, executive officers and certain key employees of Tut Systems may be deemed to be participants in the solicitation of proxies from the stockholders of Tut Systems, from the stockholders of Copper Mountain and from the stockholders of CoSine in connection with the proposed transactions.  Information about the directors and executive officers of Tut Systems and their ownership of Tut Systems’ common stock is set forth in Tut System’s Prospectus filed pursuant to Rule 424(b)(4), as filed with the SEC on October 8, 2004. Additional information regarding the interests of those participants may be obtained by reading the joint proxy statement/prospectus regarding the proposed transactions when it becomes available.

Item 9.01.  Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit	Description

2.1	Agreement and Plan of Merger, dated February 11, 2005
99.1	Press release dated February 11, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

February 11, 2005	By:	/S/ RANDALL K. GAUSMAN
Randall K. Gausman,
Vice-President, Finance and Administration, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer and Duly Authorized Officer)

Index to Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger, dated February 11, 2005
99.1	Press release dated February 11, 2005